Filed pursuant to Rule 424(b)(5)
(File No. 333-139224)

The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 27, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 20, 2006

13,000,000 Shares
Warrants to purchase 4,550,000 Shares

Focus Enhancements, Inc.

Common Stock

We are offering to certain investors up to 13,000,000 shares of our common stock, par value $0.01 per share, and warrants to purchase up to 4,550,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of those warrants).  The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase up to 0.35 shares of common stock at an exercise price of $___ per share.  The warrants are exercisable six months and one day after their issuance.  The shares of common stock and the warrants are immediately separable and will be issued separately.

Our common stock is listed on the Nasdaq Capital Market, under the ticker symbol “FCSE.”  The last reported sale price of our common stock on the Nasdaq Capital Market on August 25, 2008 was $0.24 per share.  The aggregate market value of our outstanding voting and non-voting common equity computed by reference using the average bid and asked price of such common equity held by non-affiliates, as of July 10, 2008, was $24,825,145.  The amount of all securities offered pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus is 13,000,000 shares of our common stock and warrants to purchase 4,550,000 shares of common stock that we are offering pursuant to this prospectus supplement and 2,034,092 shares of our common stock underlying warrants previously offered by the Company.

Investing in our common stock involves significant risks.  See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 4 of the accompanying prospectus.
____________________________________

	Per Unit	Total*
Price to public (1)	$0.26	$3,380,000
Placement Agent Fee (2)	($0.02)	($270,400)
Placement Agent Fee (3)	($0.03)	($338,000)
Proceeds, before expenses, to us (4)	$0.23 - $0.24	$3,042,000 - $3,109,600
____________________________________

*	Does not reflect the proceeds from the exercise of warrants from this offering.
(1)	Includes one share of common stock and a warrant to purchase 0.35 share of common stock.
(2)	Payable to First Montauk Securities Corp. with respect to 13,000,000 shares of common stock and warrants to purchase up to 4,550,000 shares of common stock.
(3)	Payable to Crestline Consultancy, Ltd. with respect to 13,000,000 shares of common stock and warrants to purchase up to 4,550,000 shares of common stock.
(4)
The amount of proceeds that we receive, per unit or in the aggregate, depends on which placement agent arranged the securities and the amount of the placement agent fee paid to each respective placement agent.

We have engaged First Montauk Securities Corp. and Crestline Consultancy, Ltd. to act as our placement agents in connection with this offering.  We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $40,000.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.  We are not required to sell any specific number or dollar amount or shares of common stock and warrants to purchase common stock offered in this offering, but the placement agents will use their best efforts to arrange for the sale of common stock and warrants to purchase common stock offered.  We have agreed to pay each of First Montauk Securities Corp. and Crestline Consultancy Ltd., respectively, placement agent fees, which will depend on the amount of securities that each placement agent arranges for sale

Delivery of the shares of common stock will be made on or about August ___, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August ___, 2008.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with additional or different information.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of our common stock and warrants (and common stock underlying the warrants) and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement.  The information in this prospectus supplement updates information in the accompanying prospectus and, to the extent it is inconsistent with the information in the accompanying prospectus, replaces such information.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “may increase,” “may fluctuate,” “may improve” and similar expressions or future or conditional verbs such as “should,” “would,” and “could.”

These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, proposed acquisitions, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of our strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and statements regarding our mission and vision. Our actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, failure to integrate new acquisitions, the actual amount of charges and transaction expenses associated with the acquisitions, the ability to recognize expected synergies upon acquisition and the related benefits envisioned by us, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels.

Each forward looking statement should be read in conjunction with the “Risk Factors” included in this supplement and the accompanying prospectus and incorporated by reference herein, together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, contained in our periodic reports filed with the Securities Exchange Commission (“SEC”) and incorporated by reference herein. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  It may not contain all of the information that is important to you.  Before making a decision to invest in our common stock, you should read carefully this entire prospectus supplement.  This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  Unless the context otherwise requires, the terms ”Focus,” “Company,” “we,” “us” and “our” refer to Focus Enhancements, Inc., a Delaware corporation, and our subsidiaries.

Focus Enhancements, Inc.

Incorporated in 1992, Focus Enhancements, Inc. and its subsidiaries develop and market proprietary video technology in two areas: semiconductor and systems. Focus markets its products globally to original equipment manufacturers (“OEMs”), and dealers and distributors in the consumer and professional channels. Semiconductor products include several series of Application Specific Standard Products (“ASSPs”), which address the wireless video and data market using Ultra Wideband (“UWB”) technology and the video convergence market. The UWB chipsets are targeted for the wireless USB market while the video convergence chips are deployed into portable media players, video conferencing systems, Internet TV, media center and interactive TV applications. Focus’ systems products are designed to provide solutions for the professional video production market particularly for the video acquisition, media asset management and digital signage markets. Focus markets its systems products primarily through the professional channel. Focus production products include video scan converters, video mixers, standard and high definition digital video disk recorders, MPEG (Moving Picture Experts Group) recorders and file format conversion tools. Focus media asset management systems products include network-based video servers, long-duration program monitors and capture/playout components. Focus digital signage and retail media solutions products include standard and high definition MPEG players, servers.

General Information

We were incorporated in 1992.  Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300.  Our Web site is located at http://www.Focusinfo.com.  Information contained in our Web site is not part of this prospectus.

THE OFFERING

Issuer	Focus Enhancements, Inc.

Securities Offered
13,000,000 shares of common stock and warrants to purchase 4,550,000 shares of common stock. (This prospectus supplement also relates to the offering of shares of common stock issuable upon the exercise of the warrants.)

Shares of common stock to be outstanding immediately after this offering	99,954,588 (includes the 13,000,000 shares offered hereby)

Offering Price	$0.26

Nasdaq Capital Markets Symbol	FCSE

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes and working capital requirements.

Warrant terms	The warrants will be exercisable at a price of $___ per share of common stock.

Except as otherwise indicated herein, the information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 86,954,588 shares of common stock outstanding as of July 31, 2008 and excludes the following shares of common stock:

•	5,512,529 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2008, with a weighted-average exercise price of $1.05 per share;

•	32,703,748 shares of common stock issuable upon the exercise of warrants outstanding as of July 31, 2008 with a weighted-average exercise price of $0.85 per share;

•	2,235,034 shares of common stock reserved for future awards under our stock option plans as of July 31, 2008;

•	3,161,000 shares of common stock issuable upon the conversion of 3,161 shares of preferred stock as of July 31, 2008;

•	4,550,000 shares of common stock issuable upon the exercise of the warrants issued hereunder.

RISK FACTORS

An investment in our common stock and warrants involves various risks, including those in the accompanying prospectus beginning on page 3.  You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and our Quarterly Report on Form 10-Q for the period ended June 30, 2008, which are incorporated by reference herein, in determining whether to purchase our common stock and warrants.  The risks and uncertainties described in the accompanying prospectus are not the only risks and uncertainties we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the risks described herein or in the accompanying prospectus actually occur, our business, operating results, prospects and financial condition could be harmed.  This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

We have a long history of operating losses.

As of June 30, 2008, we had an accumulated deficit of $135.4 million. We incurred net losses of $17.4 million, $15.9 million and $15.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, and we expect to continue to incur net losses for the remainder of 2008. There can be no assurance that we will ever become profitable. Additionally, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2007 with respect to substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We will need to raise additional capital, which may not be available when we need it.

Historically, we have met our short- and long-term cash needs through debt issuances, the sale of common stock or other convertible securities in private placements, because cash flow from operations has been insufficient to fund our operations. Recent financial market turmoil has exacerbated the capital raising efforts of small technology companies. The Company has sold debt securities on a secured basis when it has been unable to sell its equity securities on acceptable terms, and the inability to provide security to different future lenders may preclude the availability of such capital sources. If the Company cannot access either the debt or capital markets, it would have no choice but to reorganize its operations, either in bankruptcy or other insolvency proceedings.

We received net proceeds of $9.3 million from the issuance of secured notes and warrants to a group of private investors in February 2008. We received net proceeds of $6.2 million and $4.9 million from the issuances of common stock to groups of private investors in February 2007 and September 2007. We believe that we will need to raise additional amounts before December 31, 2008 in addition to the securities being sold hereby to continue development and launch commercialization of our next generation UWB products. The amount necessary will depend upon the results of ongoing UWB and other product development efforts and our Semiconductor and Systems businesses. Our future capital requirements will remain dependent upon these and other factors, including cash flow from operations, increasing our gross margins from current  levels, continued progress in research and development programs, competing technological and market developments, and our ability to market our new products successfully. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. If we are unable to access equity or debt financings when we need it, our business will be substantially harmed.

Our future capital raising activities may dilute the ownership of our existing stockholders.

We will sell securities in the public and private equity markets if and when conditions are favorable.  Raising funds through the issuance of common stock will dilute the ownership of our existing stockholders.  Furthermore, we may issue common stock, or securities convertible into or exercisable for our common stock, at prices that represent a substantial discount to the market price of our common stock, which could result in a decline in the trading price of our common stock.

Currently we do not meet the requirements to remain listed on the Nasdaq Capital Market.  As described below, we have sought a hearing to reverse the delisting notice that we have received, but there can be no assurance that we will meet the criteria required for reversal. If we are delisted, it could, among other things, decrease the liquidity of our common stock, limit our ability to raise additional capital and potentially accelerate the amounts due under our $21.9 million outstanding principal amount of senior secured notes at the option of the holders of such notes.

We may be delisted from the Nasdaq Capital Market.

Our common stock is traded on the Nasdaq Capital Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq Capital Market, including maintaining a minimum bid price of $1.00 per share of common stock and stockholders’ equity of $2.5 million or market capitalization of at least $35 million.

On June 16, 2008, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it fails to comply with the market value of public listed securities requirement for continued listing set forth in Marketplace Rule 4310(c)(3)(B). Such rule requires that the Company’s market value not be below $35,000,000 for ten consecutive trading days. According to Nasdaq, as of June 13, 2008, the Company's listed securities market value was $30,214,960. The Company had until July 16, 2008, to regain compliance with the rule.

On July 21, 2008, the Company received a letter from Nasdaq notifying the Company that it has not regained compliance in accordance with Marketplace Rule 4310(c)(8)(C). Accordingly, the Company’s securities will be delisted from the Nasdaq Capital Market on July 30, 2008, unless the Company appealed its delisting to the Nasdaq Listing Qualifications Panel.

On July 28, 2008, the Company was notified that its request to appear before the Nasdaq Hearings Panel has been approved and that a hearing has been scheduled for September 4, 2008.  Accordingly, the delisting of the Company’s securities has been stayed pending the Nasdaq Hearings Panel’s decision.  The Company intends to submit materials and attend the hearing in support of its appeal. There can be no assurance, however, that the Nasdaq Hearings Panel will grant a request for continued listing.

In addition to receiving notices that the Company has not been in compliance with Nasdaq’s market capitalization rule for continued listing, the Company also has received notices that it has not been in compliance with Nasdaq’s $1.00 minimum bid price rule for continued listing on the Nasdaq Capital Market.  On August 15, 2007, we were notified that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share price requirement and we were initially given until February 11, 2008 to regain compliance. But, on February 12, 2008, we were advised that we had an additional six months extension or until August 11, 2008 to attain compliance with this $1.00 minimum bid price rule.

On August 12, 2008, the Company was notified by Nasdaq that the Company has not regained compliance with Nasdaq’s $1.00 minimum bid price rule and that this matter serves as an additional basis for delisting of the Company’s securities from the Nasdaq Capital Market.  Additionally, Nasdaq notified the Company that the Nasdaq Listing Qualifications Panel will consider this matter in rendering its determination regarding the Company’s continued listing on the Nasdaq Capital Market.  Accordingly, the Company also intends to address the minimum bid price rule at the hearing on September 4, 2008.

We may take certain actions in order to regain compliance with Nasdaq’s continued listing requirements.  These actions include, without limitation, a reverse stock split of our shares of common stock.  There can be no assurance, however, that such actions will allow us to regain compliance with any of the Nasdaq’s continued listing requirements.  If we do not regain compliance with the continued listing requirements within the allotted compliance period (including the minimum bid price per share and the market capitalization requirement), including any extensions that may be granted by Nasdaq, Nasdaq would notify us that our common stock will be delisted from the Nasdaq Capital Market.

If we are delisted from the Nasdaq Capital Market, our shares may be quoted on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on our ability to meet the specific listing requirements of the specific quotation system and market makers’ willingness to quote our shares on either of these mediums. As a result, an investor might find it more difficult to trade, or to obtain accurate price quotations for, such shares. Delisting might also reduce our ability to raise capital as well as the visibility, liquidity, and price of our voting common stock. If our common stock were not listed on the Nasdaq Capital Market or another established automated over-the-counter trading market in the United States, all amounts outstanding under our $21.9 million senior secured notes would become due and payable at the option of the holders. We do not now have such capital, and we may not have sufficient resources or access to additional capital at the time such demand is made, to satisfy those note obligations at the time they would become due, which would have a material adverse impact on our financial condition and results of operations.

The exercise price of a significant number of our outstanding warrants will adjust downward in the event we issue equity securities or equity linked securities at an effective price less than $0.80 per share.

The exercise price of the warrants held by our senior secured note holders will be adjusted without any change in the number of securities purchasable under the warrants if the Company issues any equity or equity linked securities in connection with a financing, the primary purpose of which is to raise equity capital, at a net effective price to the Company of less than $0.80 per share of common stock.  If the Company makes such an issuance, then the exercise price of the warrants issued and then outstanding held by our senior secured note holders will be adjusted so that the exercise price to purchase one share of common stock pursuant to the warrant will be the net effective price received by the Company in the financing; provided, however, that such adjustment to the exercise price may not result in the exercise price of the warrant to be less than $0.35 per share.

We have a significant number of outstanding securities that will dilute existing stockholders upon conversion or exercise.

At July 31, 2008, we had 3,161 shares of preferred stock issued and outstanding 32,703,748 warrants and 5,512,529 options outstanding which are all exercisable for or convertible into shares of common stock. The 3,161 shares of preferred stock are convertible into 3,161,000 shares of our voting common stock. Furthermore, at July 31, 2008, 2,235,034 additional shares of common stock were available for grant to our employees, officers, directors and consultants under our current stock option and incentive plans. We also may issue additional shares in acquisitions. Any additional grant of options under existing or future plans or issuance of shares in connection with an acquisition will further dilute existing stockholders.

USE OF PROCEEDS

We expect that the net proceeds to us from the sale of our common stock (not including proceeds that may be received upon exercise of the warrants) in this offering after deducting estimated offering expenses, will be approximately $3,069,600.

We currently intend to use the net proceeds we receive from the sale of our common stock in this offering for general corporate purposes, that may include:

• working capital;

• capital expenditures;

• research and development expenditures;

• sales and marketing expenditures; and

• acquisitions of new businesses, technologies or products that we believe complement or expand our business.

Our management will retain broad discretion as to the allocation of the net proceeds from this offering.  Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade and U.S. government securities.

DILUTION

If you invest in our common stock and warrants, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value of our common stock as of June 30, 2008 was approximately ($20,208,000), or approximately ($0.24) per share of common stock based upon 85,092,610 shares outstanding.  Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of June 30, 2008.  After giving effect to the sale by us of the 13,000,000 shares of our common stock and warrants to purchase 4,550,000 shares of common stock in this offering at the public offering price of $0.26 per unit, and our receipt of the net proceeds from the sale of those securities (excluding any proceeds received upon exercise of warrants), our as-adjusted net tangible book value would have been approximately ($17,206,000), or approximately ($0.18) per share of common stock based upon 98,092,610 shares outstanding.  This represents an immediate increase in net tangible book value of $0.06 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.42 per share to new investors.  The following table illustrates this calculation on a per share basis:

Public offering price per share	$0.26
Net tangible book value per share as of June 30, 2008	($0.24)
Increase per share attributable to offering *	($0.06)
Pro forma net tangible book value per share after this offering	($0.18)
Dilution per share to new investors	($0.42)
_________________
* Offering assumes that we pay a placement fee of $.03 per unit.  Our placement agent fee will vary from $0.02 - $0.03 per unit depending on which placement agent places the units covered by this prospectus.

The foregoing calculations exclude the following, each stated as of June 30, 2008:

•	5,531,283 shares of common stock issuable upon the exercise of stock options with a weighted-average exercise price of $1.09 per share;

•	32,703,748 shares of common stock issuable upon the exercise of warrants with a weighted-average exercise price of $0.85 per share;

•	2,319,641 shares of common stock reserved for future awards under our stock option plans;

•	3,161,000 shares of common stock issuable upon the conversion of 3,161 shares of preferred stock;

•	4,550,000 shares of common stock issuable upon the exercise of the warrants issued hereunder.

DESCRIPTION OF WARRANTS

Purchasers will receive warrants for the purchase of our common stock at an initial exercise price equal to $___ per share for each share of common stock they purchase in this offering.  Each warrant may be exercised at any time and from time to time after six months and one day following the issuance date and for five years after the date of grant.

Exercise.  Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) payment of the exercise price for the number of shares with respect to which the warrant is being exercised.  Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value.  We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the fifth trading day after the date on which delivery of such stock certificate is required by the warrant. The buy-in rights apply if after such fifth trading day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant.  In this event, at the request of and in the holder’s discretion, we will pay cash to the holder in an amount equal to the amount by which the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the product of (A) such number of shares of common stock as we were required to delivered to the holder, times (B) the price at which the sell order giving rise to such purchase obligation was executed, and at the option of the holder, either reinstate the portion of the warrant and equivalent number of common stock to be issued pursuant to the warrant for which such exercise was not honored or deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised warrant that would have been issued had we timely complied with our exercise and delivery obligations.

In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering the warrant shares.  This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price.  The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the market price of the common stock on the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction. If, at any time while the warrant is outstanding, (1) we effect any merger or consolidation with or into another person or entity after which our shareholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (2) we effect any sale of all or substantially all of our property, assets or business in one or a series of related transactions, or (3) we effect any reorganization or reclassification of the common stock  (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant (the “Alternate Consideration”). In the case of any such Fundamental Transaction, the surviving entity or the corporation purchasing or otherwise acquiring such assets shall expressly assume the due and punctual performance of each and every covenant and condition of the warrant, and the other obligations and liabilities under the warrant.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than five trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions under the Securities Act.  Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations or reclassifications of our common stock. Upon any such event, each holder will be provided the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.

Limitation on Exercise.  The number of shares of common stock that a holder may acquire upon exercise of the warrant is limited such that the total number of shares of common stock beneficially owned by the holder and its affiliates (and any other person whose beneficial ownership of common stock would be aggregated with the holder's securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) may not exceed 19.9% of the total number of issued and outstanding shares of our common stock.  In addition, no holder may aggregate or combine any of the shares of common stock issued upon exercise of the warrant with other securities issued to other holders upon exercise of their warrants such that the aggregate number of shares of common stock issued upon exercise of the warrants offered hereby constitutes 19.9% or more of the Company's outstanding voting power or then outstanding securities.

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION

We will enter into securities purchase agreements directly with the investors in connection with this offering, and we will only sell to investors who have entered into securities purchase agreements.  Assuming all of the purchase agreements are executed by the investors as currently contemplated and subject to the terms and conditions of the purchase agreements, the investors will agree to purchase, and we will agree to sell, an aggregate of up to 13,000,000 shares of our common stock and warrants to purchase up to 4,550,000 shares of common stock, as provided on the cover of this prospectus supplement.

In connection with this offering, we will use First Montauk Securities Corp. (“Montauk”) and Crestline Consultancy Ltd. (“Crestline,” and together with Montauk, the “Placement Agents”) as our placement agents to introduce investors to us.  The Placement Agents are not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but they have agreed to use best efforts to arrange for the sale of all 13,000,000 shares of our common stock and warrants to purchase up to 4,550,000 shares of our common stock.

The Placement Agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by the Placement Agents and any profit realized on the resale of the securities sold by the Placement Agents while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As underwriters, the Placement Agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agents.  Under these rules and regulations, the Placement Agents:

-         may not engage in any stabilization activity in connection with our securities; and

-          not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

On August 6, 2008, we entered into an amended and restated agreement with Montauk pursuant to which the Montauk agreed to introduce us to one or more investors in connection with this offering.]  Pursuant to the agreement, we will pay Montauk a cash fee equal to 8% of the cash proceeds we receive from investors introduced to us by the Montauk and we have agreed to indemnify Montauk against certain liabilities under the Securities Act.

Montauk (or its associated) persons held, prior to the date of this Prospectus Supplement, an aggregate of 140,683 common stock warrants which were received in connection with a private placement completed in October 2005, pursuant to which Montauk served as placement agent for the Company.  The 140,683 warrants held by Montauk (and its associated persons) expire in October 2010.

On August [__], 2008, we entered into an agreement with Crestline pursuant to which Crestline agreed to introduce us to one or more investors in connection with this offering.  Pursuant to the agreement, we will pay Crestline a cash fee equal to 10% of the cash proceeds we receive from investors introduced to us by Crestline and we have agreed to indemnify Crestline against certain liabilities under the Securities Act.

The agreements entered with the Placement Agents will be included as exhibits to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The shares of common stock sold in this offering will be listed on the Nasdaq Capital Market.  We expect that the shares of common stock will be delivered directly through the transfer agent or in book-entry form through the Depository Trust Company, New York, New York.  The warrants will be issued in certificated form.  We expect to deliver the shares of our common stock and warrants being offered pursuant to this prospectus supplement on or about August ____, 2008.

The expenses directly related to this offering (exclusive of fees payable to the Placement Agents) are estimated to be approximately $40,000 and will be paid by us.  Expenses of the offering include our legal and accounting fees, printing expenses, transfer agent fees, Nasdaq Capital Market listing fees and miscellaneous fees.

LEGAL MATTERS

The validity of our securities offered in this prospectus supplement and accompanying prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

           We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., 100 F Street N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”  The information on the SEC’s web site is not part of this prospectus supplement and the accompanying prospectus, and any references to this web site or any other web site are inactive textual references only.

This prospectus supplement and accompanying prospectus provides you with a general description of the securities being registered.  This prospectus supplement and accompanying prospectus are part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We incorporate by reference the following documents we filed with the SEC with the exception of those items deemed to be only furnished with the SEC:

Our SEC Filings (File No. 1-11860)	Date of Filing
Annual Report on Form 10-K for the year ended December 31, 2007	March 28, 2008
Annual Report on Form 10-K/A for the year ended December 31, 2007	April 29, 2008
Current Report on Form 8-K	February 15, 2008
Current Report on Form 8-K	February 25, 2008
Current Report on Form 8-K	March 6, 2008
Current Report on Form 8-K	June 20, 2008
Current Report on Form 8-K	July 1, 2008
Current Report on Form 8-K	July 7, 2008
Current Report on Form 8-K	July 21, 2008
Current Report on Form 8-K	July 31, 2008
Current Report on Form 8-K	August 14, 2008
Quarterly Report on Form 10-Q for the quarter ended March 31, 2008	May 15, 2008
Quarterly Report on Form 10-Q for the quarter ended June 30, 2008	August 14, 2008

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement or the accompanying prospectus. In no event, however, will any information that we furnish under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other information that we may from time to time furnish to the SEC (rather than file) be incorporated by reference into, or otherwise become a part of, this prospectus.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address:

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
Attention:  Investor Relations
Phone:  (408) 866-8300

PROSPECTUS

$45,000,000

FOCUS ENHANCEMENTS, INC.

By this prospectus, we may offer, from time to time —

Common Stock

Warrants

Units

We may from time to time issue up to an aggregate of $45,000,000 of common stock, warrants and units comprised of any or all of these securities in one or more issuances.  We may sell these securities directly to you, through underwriters or through agents or dealers we select.  This prospectus describes the general manner in which our common stock, warrants and units may be offered using this prospectus.  We will provide you with specific terms of the offerings in one or more supplements to this prospectus.  If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “FCSE.” The last reported sale price of our common stock on the NASDAQ Capital Market on December 4, 2006 was $1.41 per share.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 3 for information you should consider before buying our securities.  We urge you to read the information included and incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this Prospectus is December 20, 2006.

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable supplement.  We have not authorized anyone else to provide you with different information.  You should assume that the information contained in this prospectus and any applicable supplement is accurate only as of their respective dates even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.  We are not making an offer of the common stock, warrants and units in any state where the offer is not permitted.

i

SUMMARY

The following summary is qualified by more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference.  You should carefully consider the information set forth in this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for our securities offered hereby and the other documents we refer to and incorporate by reference, including but not limited to, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our other filings with the Securities and Exchange Commission.  Unless the context otherwise requires, the terms “Focus,” “Company,” “we,” “us” and “our” refer to Focus Enhancements, Inc., a Delaware corporation, and our subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may offer up to $45,000,000 of common stock, warrants and units comprised of any or all of these securities in one or more offerings and in any combination. This prospectus provides you with a general description of the common stock, warrants and units we may offer. Each time we offer shares of common stock, warrants and units, you will be provided with a prospectus supplement that will describe specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the prospectus supplements, will include all material information relating to that offering.  You should read both this prospectus and any prospectus supplement, including the Risk Factors, together with the additional information described under the heading “Where You Can Find More Information.”

Focus Enhancements, Inc.

We are a technology company that develops and markets proprietary video technology in two areas: semiconductors and systems. We market our products globally to original equipment manufacturers (“OEMs”), and dealers and distributors in the consumer and professional channels. Semiconductor products include several series of Application Specific Integrated Circuits (“ASICs”), which process digital and analog video to be used with televisions, computer motherboards, graphics cards, video conferencing systems, Internet TV, media center and interactive TV applications. In addition, o ur semiconductor group is currently developing a wireless integrated circuit (“IC”) chip set based on the WiMedia Ultra Wideband (“UWB”) standard, designed to be compatible with Wireless USB, and used in personal computer, consumer electronics (“CE”), and mobile electronics applications. Our systems products are designed to provide solutions in PC-to-TV scan conversion, video presentation, digital-video (“DV”) conversion, video production and home theater markets. We market these systems products through both consumer and professional channels. Our consumer and production systems products include video scan converters, video mixers, DV and high definition digital video disk recorders, Moving Picture Experts Group (“MPEG”) recorders, and file format conversion tools. Our digital asset management system products include network-based video servers with video capture and play-out components. Our digital signage and retail media solutions products include both standard and high definition MPEG players, servers and associated control software.

We were incorporated in 1992.  Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300.  Our Web site is located at http://www.Focusinfo.com.  Information contained in our Web site is not part of this prospectus.

The Securities We May Offer

We may offer up to $45,000,000 of common stock, warrants and units in one or more offerings and in any combination.  A prospectus supplement, which we will provide each time we offer securities hereunder, will describe the specific amounts, prices and terms of such securities.

We may sell these securities to or through underwriters, dealers or agents or directly to purchasers.  We, as well as any agent acting on our behalf, reserve the sole right to accept or reject in whole or in part any proposed purchase of securities.  Each prospectus supplement will set forth the names of any underwriters, dealers or agents included in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock either alone or underlying other registered securities convertible into our common stock.  Holders of our common stock are entitled to receive dividends subject to rights, if any, of preferred stockholders, and debt holders.

Warrants

We may issue warrants for the purchase of common stock.  We may issue warrants independently or together with other securities.

Units

We may issue units comprised of common stock and warrants to purchase common stock.  We may issue units independently or together with other securities.

RISK FACTORS

You should carefully consider the following risks relating to our business, our common stock, warrants and units, together with the other information described elsewhere in this prospectus before making an investment decision.  If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline, and you might lose all or part of your investment.  Additional risks not presently known to us or that we currently believe are immaterial also may harm our business.

We have a long history of operating losses.

As of September 30, 2006, we had an accumulated deficit of $102.3 million. We incurred net losses of $15.4 million, $11.0 million and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively and $12.9 million for the first nine months of 2006. There can be no assurance that we will ever become profitable. Additionally, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2005 with respect to substantial doubt about our ability to continue as a going concern. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.

We will likely need to raise additional capital.

Historically, we have met our short- and long-term cash needs through debt issuances and the sale of common stock in private placements, because cash flow from operations has been insufficient to fund our operations. Set forth below is information regarding net proceeds received through private placements of our common stock and exercise of stock options and warrants in 2005, 2004 and 2003:

(In thousands)	Private Placements of Common Stock	Exercise of Stock Options and Warrants

2005	$4,531	$152
2004	$10,741	$192
2003	$1,920	$3,437

We received gross proceeds of $10,000,000 from the issuance of senior secured convertible notes to a group of private investors in January 2006. While we believe that these funds, along with the cash flow generated by our expanding Systems business, should be adequate to enable us to complete our UWB engineering development and launch commercialization of UWB products, depending upon the results and timing of our UWB initiative and the profitability of our Systems business, we will likely need to raise further capital in 2007. Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully.  There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. Moreover, any equity financing or convertible debt financing would result in dilution to our existing stockholders and could have a negative effect on the market price of our common stock.

From November 2005 to early May 2006 and late May 2006 to mid July 2006, our common stock did not meet the minimum bid price requirement to remain listed on the NASDAQ Capital Market. If we were to be delisted, it could make trading in our stock more difficult and our $10.4 million outstanding principal amount of convertible notes would be deemed payable at the option of the holders

Our voting common stock is traded on the NASDAQ Capital Market. There are various quantitative listing requirements for a company to remain listed on the NASDAQ Capital Market, including maintaining a minimum bid price of $1.00 per share of common stock and maintaining stockholders’ equity of $2.5 million. On June 27, 2006, the NASDAQ Stock Market notified us that for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under NASDAQ Marketplace Rules. We were given until December 26, 2006 to regain compliance with the NASDAQ Capital Market $1.00 minimum bid price rule. On July 28, 2006, we received notification from the NASDAQ Stock Market that we had regained compliance and the matter was closed.

At September 30, 2006, we had total stockholders’ equity of $5.9 million. To the extent we incur net losses and do not raise additional capital, our stockholders’ equity will be reduced.  If the minimum bid price of our common stock were to close below $1.00 for 30 consecutive days, we would likely again receive notification from the NASDAQ Capital Market that we were not in compliance with the $1.00 minimum bid price rule. If we do not regain compliance within the allotted compliance period, including any extensions that may be granted by the NASDAQ Capital Market, the NASDAQ Capital Market would notify us that our common stock would be delisted from the NASDAQ Capital Market, eliminating the only established trading market for our shares. We would then be entitled to appeal this determination to a NASDAQ Listing Qualifications Panel and request a hearing.

In the event we are delisted from the NASDAQ Capital Market, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor might find it more difficult to trade, or to obtain accurate price quotations for, such shares. Delisting might also reduce the visibility, liquidity, and price of our voting common stock. In the event our common stock was not listed on the NASDAQ Capital Market or another established automated over-the-counter trading market in the United States, all amounts outstanding under our $10.4 million senior secured convertible notes would become due and payable at the option of the holders.

We are dependent upon a significant stockholder to meet our financing needs and there can be no assurance that this stockholder will continue to provide financing.

We have relied upon the ability of Carl Berg, a director and significant owner of our common stock, for interim financing needs. Mr. Berg has provided a personal guarantee to Samsung Semiconductor Inc., our contracted ASIC manufacturer, to secure our working capital requirements for ASIC purchase order fulfillment and a personal guarantee to Greater Bay Bank, N.A. in connection with our $4.0 million accounts receivable-based line of credit facility and $2.5 million term loan. In connection with these guarantees, Mr. Berg maintains a security interest in all the Company’s assets, subject to the bank’s lien on our accounts receivable, and subordinating that security interest in accounts receivable to holders of our convertible debt as described below. There can be no assurances that Mr. Berg will continue to provide such interim financing or personal guarantees, should we need additional funds or increased credit facilities with our vendors.

We have a significant amount of convertible securities and equity instruments that will dilute existing stockholders upon conversion or exercise.

At November 30, 2006, we had 3,161 shares of preferred shares issued and outstanding, 4,645,395 warrants and 5,535,577 options outstanding, and $10.4 million of convertible notes outstanding, which are all exercisable into shares of common stock. The 3,161 shares of preferred stock are convertible into 3,161,000 shares of our voting common stock and the convertible notes are convertible into 10,425,000 shares of common stock. Furthermore, at November 30, 2006, 2,956,326 additional shares of common stock were available for grant to our employees, officers, directors and consultants under our current stock option and incentive plans. We also may issue additional shares in acquisitions and additional convertible notes as interest payments on our outstanding convertible notes. Any additional grant of options under existing or future plans or issuance of shares in connection with an acquisition or issuance of additional convertible notes will further dilute existing stockholders.
Delays in product development could adversely affect our market position or customer relationships.

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for certain products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position.  Prior delays have resulted from numerous factors, such as:

• changing product specifications;

• the discontinuation of certain third party components;

• difficulties in hiring and retaining necessary personnel;

• difficulties in reallocating engineering resources and other resource limitations;

• difficulties with independent contractors;

• changing market or competitive product requirements;

• unanticipated engineering complexity;

• undetected errors or failures in software and hardware; and

• delays in the acceptance or shipment of products by customers.

The development of new, technologically advanced products, including our significant investment in UWB, is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. In order to compete, we must be able to deliver products to customers that are highly reliable, operate with the customer’s existing equipment, lower the customer’s costs of acquisition, installation and maintenance, and provide an overall cost-effective solution. We may not be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, our new products may not gain market acceptance or we may not be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Our failure to respond effectively to technological changes would significantly harm our business. Finally, there can be no assurances we will be successful in these efforts.

We rely on certain vendors for a significant portion of our manufacturing. If these vendors experience delays in the production and shipping of our products, this would have an adverse effect on our results of operations.

At September 30, 2006, approximately 85% of the components for our products are manufactured on a turnkey basis by four vendors: BTW Inc., Furthertech Company Ltd., Samsung Semiconductor Inc. and Veris Manufacturing. If these vendors experience production or shipping problems for any reason, we in turn could experience delays in the production and shipping of our products, which would have an adverse effect on our results of operations.

A significant portion of our semiconductor revenue is from products that are designed for consumer goods that have seasonal sales.

A significant portion of our semiconductor revenue is subject to risks associated with the sales of certain end products through retail outlets that are seasonal, with a majority of such sales occurring  October through December. As a result, our annual operating results with respect to sales of our semiconductor chips designed into newly introduced products depend, in large part, on sales during the relatively brief holiday season.

We are dependent on our suppliers. If our suppliers experience labor problems, supply shortages or product discontinuations, this would have an adverse effect on our results of operations.

We purchase all of our parts from outside suppliers and from time-to-time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components.  There can be no assurance that labor problems, supply shortages or product discontinuations will not occur in the future, which could significantly increase the cost, or delay shipment, of our products, which in turn could adversely affect our results of operations.

If we fail to meet certain covenants required by our credit facilities, we may not be able to draw down on such facilities and our ability to finance our operations could be adversely affected .

We have access to a $4.0 million credit line under which we can borrow up to 90% of our eligible outstanding accounts receivable and a $2.5 million term loan with the same bank. The various agreements in connection with such credit line and term loan require us to maintain certain covenants. At September 30, 2006, we were not in compliance with the net loss covenant. On November 8, 2006, we received a waiver from Greater Bay Bank with respect to compliance with this covenant. In the event we again violate this covenant, or we violate any other covenants and are not able to obtain a waiver, we will not be able to draw down on the line of credit or term loan, and any amounts outstanding under such line of credit or term loan may become immediately due and payable, either of which could have a material adverse impact on our financial condition and results of operation.

Furthermore, the restrictions contained in the line of credit and term loan documents, as well as the terms of other indebtedness we may incur from time-to-time, could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. These restrictions could also adversely affect our ability to finance our operations or other capital needs, or to engage in other business activities that would be in our interest.

Certain events will result in our senior secured convertible notes becoming due and payable prior to maturity or will require us to repurchase our senior secured convertible notes prior to maturity, either of which would adversely affect our ability to finance our operations.

The provisions of our senior secured convertible notes, due January 1, 2011, provide that if we, among other things: (i) default on any principal or interest payment on our senior secured convertible notes; (ii) fail to comply with any of our covenants in the documents governing the issuance of our senior secured convertible notes; (iii) do not pay at final maturity (either at stated maturity or upon acceleration) any of our other indebtedness with an aggregate principal amount of $1,000,000, the outstanding principal and accrued interest on such notes will become due and payable. In addition, our senior secured convertible notes provide, that, upon the occurrence of any of the following events, the holders of the notes will have the right to require us to repurchase any or all of such notes at a purchase price equal to 101% of the principal amount of notes to be repurchased plus accrued and unpaid interest: (i) failure of our common stock to be traded on a national securities exchange, NASDAQ Stock Market or another established automated over-the-counter trading market in the United States or (ii) acquisition of more than 50% of our outstanding voting stock or merger with another company if our then shareholders do not continue to own a majority of our outstanding voting stock. At September 30, 2006, we owed $10.4 million under our senior secured convertible notes. Repayment of this amount prior to stated maturity would adversely impact our ability to finance our operations or other capital needs.

If we are unable to renew or extend our existing line of credit or term loan when each expires on its own terms, our ability to finance our operations could be adversely affected .

We have access to a $2.5 million term loan and a $4.0 million credit line facility with the same bank. Both these credit facilities expire on December 24, 2006. If we are unable to renew the term loan or credit line on favorable terms upon the expiration, we would be required to immediately pay all outstanding obligations under such term loan and credit line. Repayment of the principal amounts and interest due under these facilities could adversely affect our other capital requirements, as well as our ability to finance our operations on an ongoing basis.

We depend on a few customers for a high percentage of our revenues, and the loss or failure to pay of any one of these customers could result in a substantial decline in our revenues and profits.

For the year ended December 31, 2005, our five largest customers in the aggregate provided 26% of our total revenues and as of December 31, 2005, comprised 45% of our accounts receivable balance. For the nine months ended September 30, 2006, our five largest customers in the aggregate provided 54% of our total revenues, and as of September 30, 2006, comprised 46% of our accounts receivable balance. Sales to one customer accounted for 48% and 26% of our revenue in the three and nine month periods ended September 30, 2006, respectively. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or will be able to market our current or proposed products to new customers. The loss of any major customer, the failure of any such identified customer to pay us, or to discontinue issuance of additional purchase orders, would have a material adverse effect on our revenues, results of operation, and business as a whole, absent the timely replacement of the associated revenues and profit margins associated with such business. Furthermore, many of our products are dependent upon the overall success of our customers’ products, over which we often have no control.

Our quarterly financial results are subject to significant fluctuations, and if actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

We have been unable in the past to forecast accurately our operating expenses or revenues. Revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

Our markets are subject to rapid technological change, and to compete effectively, we must continually introduce new products, requiring significant influx of additional capital until our overall operations generate sufficient profit to fund such products internally.

Many of our markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products, including our significant investment in UWB technology. To fund such ongoing research and development, we will require a significant influx of additional capital. There can be no assurance that we will succeed with these efforts. Failure to effectively develop such products, notably our UWB technology, could have a material adverse effect on our financial condition and results of operations.

We may not be able to protect our proprietary technology or information.

As of September 30, 2006, we held five patents and four pending patent applications in the United States. Certain of these patents have also been filed and issued in countries outside the United States. We treat our technical data as confidential and rely on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or prove valuable in light of future technological developments.

There can be no assurance that third parties will not assert infringement claims against us or that such assertions will not result in costly litigation or require us to license intellectual proprietary rights from third parties. In addition, there can be no assurance that any such licenses would be available on terms acceptable to us, if at all.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete.  Our future success will depend on our ability to do the following:

• both license and internally develop leading technologies useful in our business;

• enhance our existing technologies;

• develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

• respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

To develop our proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may forego the use of our services and use those of our competitors.

We typically operate without a significant amount of backlog, which could have an adverse impact on our operating results .

We typically operate with a small amount of backlog. Accordingly, we generally do not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in current customer demand would therefore have, and has had in the past, an almost immediate adverse impact on our operating results.

Our common stock price is volatile.

The market price for our voting common stock is volatile and has fluctuated significantly to date. For example, between June 1, 2006 and November 30, 2006, the per share price has fluctuated between $0.83 and $1.85 per share, closing at $1.41 on December 4, 2006. The trading price of our voting common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

• actual or anticipated variations in our quarterly operating results;

• announcements of technological innovations or failures, new sales formats or new products or services by us or our competitors;

• cyclical nature of consumer products using our technology;

• changes in financial estimates by us or securities analysts;

• changes in the economic performance and/or market valuations of other multi-media, video scan companies;

• announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

• additions or departures of key personnel;

• additions or losses of significant customers; and

• sales of common stock or dilutive issuance of other securities.

In addition, the securities markets have experienced extreme price and volume fluctuations in recent times, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation, including us. If we are sued in a securities class action, then it could result in additional substantial costs and a diversion of management’s attention and resources.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business.

Some of our operations are subject to state, federal, and international laws governing protection of the environment, human health and safety, and regulating the use of certain chemical substances. We endeavor to comply with these environmental laws, yet compliance with such laws could increase our operations and product costs. Any violation of these laws can subject us to significant liability, including fines and penalties, and prohibit sales of our products in one or more states or countries, and result in a material adverse effect on our financial condition.

Recent environmental legislation within the European Union (EU) may increase our cost of doing business internationally and impact our revenues from EU countries as we comply with and implement these new requirements. The European Parliament has enacted the Restriction on Use of Hazardous Substances Directive, or “RoHS Directive,” which restricts the use of certain hazardous substances in electrical and electronic equipment. We need to redesign products containing hazardous substances regulated under the RoHS Directive to reduce or eliminate regulated hazardous substances contained in our products. As an example, certain of our products include lead, which is included in the list of restricted substances.

As of November 30, 2006, our semiconductor products and many of our system products now comply with the RoHS Directive. However, due to the level of effort and cost in redesigning products, certain system products will not be redesigned to become RoHS compliant. Such decisions have been made based on the products estimated remaining life and the products primary sales regions being located outside the EU. For certain of our mixer and digital signage products, we continue working towards compliance but do not expect to meet the requirements of the RoHS Directive until March 31, 2007 and June 30, 2007, respectively. As a result, we will be unable to sell these products into the EU market until such compliance is achieved. These delays may have an adverse effect on our sales and results of operations.

Any acquisitions of companies or technologies by us may result in distraction of our management and disruptions to our business.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise, as was the case in February 2004 when we acquired the stock of COMO Computer and Motion GmbH and in May 2004 when we acquired substantially all the assets of Visual Circuits Corporation. From time-to-time, we may engage in discussions and negotiations with companies regarding the possibility of acquiring or investing in their businesses, products, services or technologies. We may not be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms, if at all. If we acquire or invest in another company, we could have difficulty assimilating that company’s personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect the results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions and/or pay for the legal, accounting or finders fees typically associated with an acquisition. The issuance of equity securities could be dilutive to our existing stockholders. In addition, the accounting treatment for any acquisition transaction may result in significant goodwill and intangible assets, which, if impaired, will negatively affect our consolidated results of operations. The accounting treatment for any potential acquisition may also result in a charge for in-process research and development expense, as was the case with the acquisition of Visual Circuits Corporation, which will negatively affect our consolidated results of operations.

We are exposed to potential risks from legislation requiring companies to evaluate financial controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. We will be required to meet the requirements of Section 404 of the Sarbanes-Oxley Act by December 31, 2007. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. We estimate that we will spend approximately $650,000 to comply. If we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to Our Industry

International sales are subject to significant risk.

Our revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that an economic or currency crisis experienced in certain parts of the world will not reduce demand for our products and therefore have a material adverse effect on our revenue or operating results.

Our businesses are very competitive.

The computer peripheral and semiconductor markets are extremely competitive and are characterized by significant price erosion over the life of a product. We currently compete with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. There can be no assurance that we will be able to compete successfully against existing companies or new entrants to the marketplace.

The video production equipment and semiconductor markets are highly competitive and characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. We anticipate increased competition from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors in these markets.

Often our competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than we possess. In addition, some of our competitors also offer a wide variety of product offerings which may confer a competitive advantage based upon their ability either to bundle their equipment in certain large system sales or combine products more cost effectively than we can offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F. Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov. In addition, our SEC filings are available to the public on our website http://www.Focusinfo.com.

The SEC allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the filing of our registration statement on Form S-3, including this prospectus, until our offering is complete.  However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

These documents are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report of Form 10-K for the year ended December 31, 2005, as filed with the Commission on March 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as filed with the Commission on May 15, 2006;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as filed with the Commission on August 14, 2006;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, as filed with the Commission on November 14, 2006;

•
Our Current Reports on Form 8-K, as filed with the Commission on January 30, 2006, February 21, 2006, February 24, 2006, March 9, 2006, March 15, 2006, April 25, 2006, May 11, 2006, May 15, 2006, June 30, 2006, July 13, 2006, August 2, 2006, August 10, 2006, August 15, 2006, September 28, 2006, October 5, 2006, November 9, 2006, and November 21, 2006; and

•
 The description of our common stock contained in our registration statement on Form 8-A, as filed with the Commission on April 5, 1993, including any amendments or reports filed for the purpose of updating that description.

Our filings are available on our website at http://www.Focusinfo.com. Information contained in or linked to our website is not a part of this prospectus.  You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
(408) 866-8300

FORWARD-LOOKING STATEMENTS

This document contains “forward looking” information within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “may increase,” “may fluctuate,” “may improve” and similar expressions or future or conditional verbs such as “should,” “would,” and “could.”

These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, proposed acquisitions, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of our strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and statements regarding our mission and vision. Our actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, failure to integrate new acquisitions, the actual amount of charges and transaction expenses associated with the acquisitions, the ability to recognize expected synergies upon acquisition and the related benefits envisioned by us, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels.

Each forward looking statement should be read in conjunction with the “Risk Factors” included in this prospectus and incorporated by reference herein, together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, contained in our periodic reports filed with the SEC and incorporated by reference herein. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently expect to use the net proceeds we receive from the sale of our common stock, warrants and units comprised of any or all of these securities, for general corporate purposes, that may include:

• working capital;

• capital expenditures;

• research and development expenditures;

• sales and marketing expenditures; and

• acquisitions of new businesses, technologies or products that we believe complement or expand our business.

Additional information on the use of net proceeds from the sale of the common stock, warrants and units comprised of any or all of these securities we offer under this prospectus may be set forth in the prospectus supplement relating to the specific offering. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade and U.S government securities.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

• the terms of the offering;

• the names of any underwriters or agents;

• the name or names of any managing underwriter or underwriters;

• the purchase price of the securities;

• the net proceeds from the sale of the securities;

• any delayed delivery arrangements;

• any underwriting discounts, commissions and other items constituting underwriters’ compensation;

• any initial public offering price;

• any discounts or concessions allowed or reallowed or paid to dealers; and

• any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time.

The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with our without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

DESCRIPTION OF SECURITIES

General

The following description, together with the additional information included in any applicable prospectus supplement and incorporated herein by reference, summarizes the material terms of the common stock, warrants and units comprised of any or all of these securities that we may offer under this prospectus. For complete terms of our common stock, please refer to our second restated certificate of incorporation, as amended, and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock, warrants and units may also be affected by the General Corporation Law of Delaware. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to our common stock, and the securities exchange, if any, on which our common stock is listed.

Description of Our Common Stock

We are authorized to issue up to 150,000,000 shares of common stock, $0.01 par value per share. As of November 30, 2006, 71,577,891 shares of common stock were issued and outstanding and 10,425,000 shares of common stock are issuable upon conversion of our outstanding convertible securities. All of the outstanding capital stock is fully paid and non-assessable.

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock and holders of our outstanding preferred stock voting together as a single class. Our charter requires the affirmative vote of the holders of shares of voting stock representing at least 75% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to (1) reduce or eliminate the number of authorized shares of our preferred stock or (2) amend, repeal or adopt certain provisions of our charter regarding our common stock and preferred stock, the perpetual existence of our company, the management of our company, the board of directors, the liability of directors to our company and the indemnification of our directors and officers.  In addition, our charter requires the affirmative vote of the holders of shares of voting stock representing at least 80% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal any provision of the bylaws of our company.  Holders of common stock are not entitled to cumulative voting in the election of directors. Our Board of Directors is divided into three classes, each serving staggered three-year terms. As a result, one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This provision in our charter may have the effect of delaying or preventing changes in control or management.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision can be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

Preferred Stock

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated.  The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval.  The board of directors may designate for the series:

• the number of shares and name of the series,

• the voting powers of the series, including the right to elect directors, if any,

• the dividend rights and preferences, if any,

• redemption terms, if any,

• liquidation preferences and the amounts payable on liquidation or dissolution, and

• the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 3,000 shares of Series B Preferred Stock, $0.01 par value per share are authorized for issuance. Each share has a liquidation preference in the amount of $1,190.48 plus all accrued or declared but unpaid dividends, and the holders of each share of Series B Preferred Stock shall be entitled to receive such liquidation preference prior to the holders of common stock and Series C Preferred Stock. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At November 30, 2006, there were 2,744 shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

The board of directors of Focus adopted a Certificate of Designation whereby a total of 500 shares of Series C Preferred Stock, $0.01 par value per share are authorized for issuance. Each share has a liquidation preference in the amount of $1,560.00 plus all accrued or declared but unpaid dividends, and the holders of each share of Series C Preferred Stock shall be entitled to receive such liquidation preference prior to the holders of common stock but not before the holders of Series B Preferred Stock. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock. At November 30, 2006, there were 417 shares of Series C Preferred Stock outstanding.

Options, Warrants and Notes

As of November 30, 2006, 5,535,577 options to purchase shares of common stock were outstanding under our approved stock option plans and 2,956,326 shares of common stock were available for future grants under our stock option plans. We have also issued warrants totaling 4,645,395 common stock shares. Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. The number of shares of common stock for which these options and warrants are exercisable and the exercise price of these options and warrants are subject to proportional adjustment for stock splits and similar changes affecting our common stock. Pursuant to the terms of our senior secured convertible notes, we have reserved an additional 11,443,718 shares of common stock which are issuable upon their conversion. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

Limitation of Liability and Indemnification

Our second restated certificate of incorporation, as amended, contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions provide that our directors will not have personal liability for monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. We also maintain directors’ and officers’ liability insurance. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

NASDAQ Capital Market

Our common stock is traded on the NASDAQ Capital Market under the symbol “FCSE.”

Description of Our Warrants

We may issue warrants for the purchase of our common stock.  Warrants may be issued independently or together with our common stock and may be attached to or separate from any offered securities.  Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent would act solely as our agent in connection with the warrants.  The warrant agent will not have any obligation or relationship of agency or trust for or with any holder or beneficial owners of warrants.  This summary of certain provisions of the warrants is not complete.  For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

• the title of the warrants;

• the offering price for the warrants, if any;

• the aggregate number of the warrants;

• the designation and terms of the common stock that may be purchased upon exercise of the warrants;

• if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

• if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

• the number of shares of common stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

• the dates on which the right to exercise the warrants shall commence and expire;

• if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

• the currency or currency units in which the offering price, if any, and the exercise price are payable;

• if applicable, a discussion of material U.S. federal income tax considerations;

• the antidilution provisions of the warrants, if any;

• the redemption or call provisions, if any, applicable to the warrants;

• any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

• any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

• to vote, consent or receive dividends;

• receive notice as stockholders with respect to any meeting of stockholders for the election or our directors or any other matters; or

• exercise any rights as stockholders of Focus Enhancements, Inc.

Description of Our Units

We may, from time to time, issue units comprised of one or more of shares of common stock and warrants that may be offered under this prospectus.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. This summary of certain provisions of the units is not complete.  For the terms of the units, you should refer to the prospectus supplement for the units and the unit agreement for that particular unit.
The prospectus supplement relating to the units will describe the terms of the units, including the following:

• the material terms of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

• the offering price for the units, if any;

• the aggregate number of the units;

• the designation and terms of the common stock that may be purchased upon exercise of the warrants comprising the units;

• if applicable, the dates on which the right to exercise the warrants comprising the units shall commence and expire;

• if applicable, the minimum or maximum amount of the warrants comprising the units that may be exercised at any one time;

• the currency or currency units in which the offering price, if any, and the exercise price are payable;

• any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

• if applicable, a discussion of material U.S. federal income tax considerations;

• the antidilution provisions of the units or the securities comprising the units, if any;

• any provisions with respect to holder’s right to require us to repurchase the units or the securities comprising the units upon a change in control; and

• any additional material provisions of the governing unit agreement.

VALIDITY OF SHARES

Manatt, Phelps & Phillips LLP, Palo Alto, California, will pass upon the validity of our securities offered by this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2005 and for the year then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Focus as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, incorporated in this prospectus by reference from Focus’ Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, a registered independent public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the substantial doubt about Focus’ ability to continue as a going concern), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The Delaware General Corporation Law and our second restated certificate of incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Focus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.